Exhibit 99.1

Dyax Announces Management Change

Ivana Magovcevic-Liebisch, Ph.D., J.D., Executive Vice President, Chief Operating Officer, to Leave the Company

BURLINGTON, Mass.--(BUSINESS WIRE)--March 8, 2013--Dyax Corp. (NASDAQ: DYAX) today announced that Ivana Magovcevic-Liebisch, Ph.D., J.D., Executive Vice President, Chief Operating Officer, will leave the Company to pursue a senior management opportunity at a multinational pharmaceutical company, effective March 29, 2013. Dr. Magovcevic-Liebisch will continue to serve the Company as a consultant following her departure.

“The Board and I wish to express our gratitude to Ivana for her outstanding contributions and service to Dyax,” said Gustav Christensen, President and Chief Executive Officer of Dyax Corp. “She has played an important role in building Dyax into a successful commercial company and has helped establish an internal organization that is well-equipped to advance the Company’s strategy moving forward.”

Dr. Magovcevic-Liebisch commented: “I am grateful for my twelve year tenure at Dyax. During this time, we have built an outstanding team that will continue to execute the Company’s business plan and build significant value. I look forward to working with the team through the transition period.”

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company's key value drivers are the KALBITOR® (ecallantide) business and the angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, the Company has been selling it in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval for and commercialization of KALBITOR in certain markets and is evaluating opportunities in others.

The Company is currently developing products to expand its angioedema portfolio, including a suite of diagnostic assays to identify plasma kallikrein mediated (PKM) angioedema and a therapeutic candidate, DX-2930, for the prophylactic treatment of HAE and other PKM angioedemas.

KALBITOR and DX-2930 were identified using Dyax's patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 13 royalty and/or milestone bearing product candidates in various stages of clinical development, including three in Phase 3 trials.

Dyax is headquartered in Burlington, Massachusetts. For additional information about Dyax, please visit www.dyax.com.

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and
Corporate Communications
jrobinson@dyax.com